Exhibit 10(m)

AMENDMENT NO.1 TO EXECUTIVE AGREEMENT

This Amendment No. 1 to Executive Agreement made as of March 8, 2012 by and between Sono-Tek Corporation, a New York corporation with its principal office at 2012 Route 9W, Building 3, Milton, NY 12547 (the “Company”), and R. Stephen Harshbarger, residing at 13 Banks Hill, Pawling NY 12564, (“Executive”), who are parties to that certain Executive Agreement dated as of March 5, 2008 (the “Agreement”).

WHEREAS, the Company and Executive desire to amend the Agreement to clarify that Executive’s commission income from the Company be considered compensation under the Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive hereby agree as follows:

1. Amendment. Section 3 (a) of the Agreement is hereby amended and restated in its entirety to read as follows:

“Except as may otherwise be required in accordance with Section 8 hereof, in the event that a Change of Control of the Company shall occur during the time Executive is employed by the Company, there shall be payable to Executive upon the termination of Executive's employment without Cause or Executive's Resignation for Good Reason (as hereinafter defined) within 18 months following such Change of Control a lump sum (net of any required tax or other withholding) equal to one year of Executive's annual base, bonus and commission compensation paid by the Company for the previous calendar year (or such lesser period as Executive shall have been employed by the Company) immediately preceding the Change of Control as reflected in Executive's Forms W-2 in respect of such year. Payment made in accordance with this Section 3(a) shall represent full satisfaction of all of the obligations of the Company under this Executive Agreement and concurrent with receipt of such payment Executive shall execute a document satisfactory to the Company to that effect.”

2.  Agreement. The parties hereto acknowledge and agree that, other than as set forth in this Amendment, the Agreement remains unchanged and in full force and effect.

3.  Entire Agreement. This Amendment No. 1, taken together with the Agreement (to the extent not expressly amended hereby) represent the entire agreement of the parties, supersede any and all previous contracts, arrangements or understandings between the parties with respect to the subject matter hereof, and may be amended at any time only by mutual written agreement of the parties hereto.

4. Counterparts. This Amendment No. 1 may be executed in counterparts, each of which will be deemed to be an original and all of which will together constitute one and the same instrument.

IN WITNESS WHEREOF, this instrument is executed as of the date first above written.

SONO-TEK CORPORATION

By:  /s/ Christopher L. Coccio

Christopher L. Coccio, CEO

/s/ R. Stephen Harshbarger

R. Stephen Harshbarger